Exhibit 99.1

Oceaneering Acquires AGR Field Operations

December 20, 2011 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) announced that its wholly-owned Norwegian subsidiary, Oceaneering AS, has closed the previously-announced definitive agreement to acquire AGR Field Operations (AGR FO). AGR FO is a provider of inspection, maintenance, subsea engineering, and field operations services, principally to the oil and gas industry.

The acquisition price was approximately $230 million, including acquired debt, and was funded with cash and debt from Oceaneering’s existing revolving credit facility.

Oceaneering is a global provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; E-Mail investorrelations@oceaneering.com.